Exhibit 10.9

PACIFIC DRILLING S.A.

2018 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

(Executive Award)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following performance-based restricted stock units (“RSUs”) representing the right to receive shares of the Company’s share capital (“Shares”). The terms and conditions of this grant of RSUs are set forth in this Performance-Based Restricted Stock Unit Agreement (this “Agreement”), as well as in the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan (the “Plan”), which is made a part of this document. Except as otherwise defined in this Agreement, capitalized terms have the respective meanings set forth in the Plan.

Date of Grant:	December 20, 2018

Name of Participant:	Bernie G. Wolford Jr.

Number of RSUs:	200,000

1.           The Grant.  Effective on the Date of Grant, the Company grants to the Participant under the Plan the total number of RSUs specified above, subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

2.           Vesting.

(a)         Vesting Schedule.

(i)     Subject to the terms and conditions set forth in this Agreement and the Plan (and your continued employment or service on the date of a Change of Control), the RSUs will vest and be earned based on the achievement of the relevant IRR (as defined below) as set forth in the chart below (the number of RSUs that are earned based upon the achievement of the relevant IRR shall be referred to as “Earned RSUs”):

IRR% on a Change of Control	% of RSUs that will vest
[***]	0%
[***]	25%
[***]	37.5%
[***]	50%
[***]	75%
[***]	100%

[***] = Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

75% of the Earned RSUs shall vest and be settled within 30 days after the date of a Change of Control and the remaining 25% of the Earned RSU will become fully vested on the first anniversary of the consummation of the Change of Control, provided that, if you are terminated by your employer without Cause or you terminate your employment for Good Reason (as used in this Agreement, “Cause” and “Good Reason” shall have the meanings defined in your employment agreement with Pacific Drilling Manpower, Inc., effective November 19, 2018 (the “Employment Agreement”)) on or after the Change of Control and prior to the first anniversary of such Change of Control, then 100% of the Earned RSUs will become fully vested on the date of such termination. If your employment is terminated by your employer without Cause (and other than due to death or disability) and such termination occurs after the entry into a signed definitive agreement which if consummated would constitute a Change of Control, then the RSUs shall remain outstanding until the date of such Change of Control and will be eligible to become Earned RSUs as if you remained employed through the date of the Change of Control (for the avoidance of doubt, subject to the achievement of the relevant IRR and only if such Change of Control occurs). On a Change of Control, any RSUs that do not become Earned RSUs shall automatically be forfeited and cancelled without any payment on the date of the Change of Control.  For any Change of Control which occurs prior to December 31, 2019, December 31, 2019 shall be the date used to calculate the IRR.

(ii)         For purposes of this Agreement:

“Deemed Share Price” means the value of a Share upon the Emergence Date which is $[***], as determined by the Board, in good faith based upon the assumptions reviewed by the Board.  The Board’s determination shall be final and binding.

“IRR” means, with respect to each Share, as of the date of a Change of Control, an actual annual pre-tax return of the specified percentage, compounded annually, on the Deemed Share Price relating to such Share. IRR with respect to each Share shall be calculated (1) assuming that all cash amounts received (including dividends) in respect of such Share have been made on the date actually paid by the Company, and (2) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the Board).  If a Change of Control occurs prior to December 31, 2019, then the IRR for such Change of Control shall be based on December 31, 2019. [***].

(iii)        Except as otherwise provided herein, after your service to the Company or its Affiliates terminates for any reason, subject always to any terms and conditions in the Plan or this Agreement, vesting of your RSUs immediately stops and the RSUs that are not Earned RSUs as of the date your service to the Company or its Affiliates terminates shall be forfeited immediately.

3.           Delivery; Certificates; Legends.

(a)         Within 30 days following the vesting of the Earned RSUs, the Company shall cause a certificate or certificates for Shares to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in cancellation for the RSUs that are vested, if any, as of such date.

(b)         The Company, in its sole discretion, may elect to deliver certificates either in certificate form or electronically to a brokerage account established for your benefit at a brokerage/financial institution selected by the Company. You agree to complete and sign any documents and take any additional actions that the Company may request to enable it to deliver the shares on your behalf.

(c)         You agree that the Shares which you may acquire pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, state, or foreign securities laws. You also agree that (i) the Company may refuse to register the transfer of the Shares acquired pursuant to this Agreement on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) the

Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such Shares.

4.           Nontransferability of RSUs.  You may not sell, transfer, pledge, exchange, hypothecate or dispose of the RSUs. A breach of these terms of this Agreement shall cause a forfeiture of the RSUs.

5.           No Shareholder Rights.  The RSUs granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Shares prior to the date Shares are issued to you in settlement of the Award.

6.           Tax Matters.

(a)         Tax Liability and Withholding.  You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes prior to the issuance of any Shares.  You may satisfy any federal, state or local tax withholding obligation by tendering a cash payment, or, if permitted by the Committee, may elect to (a) have the Company withhold Shares from the Shares otherwise issuable to you under this Award or (b) deliver previously owned and unencumbered Shares.  Any election to use Shares to satisfy any or all of your withholding tax liability must be made prior to the date that the amount of tax to be withheld is determined in accordance with applicable tax laws.

(b)         Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom, and all such provisions shall be construed and interpreted accordingly. For purposes of Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment. Notwithstanding anything contained herein to the contrary, if necessary to avoid penalties under Section 409A of the Code, the Participant will not be considered to have terminated employment for purposes of this Agreement unless the Participant would be considered to have incurred a "separation from service” within the meaning of Section 409A of the Code.

7.           Compliance With Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Shares available for issuance.

8.           Clawback.  Notwithstanding anything to the contrary contained herein, the Company may cancel the RSUs if you violate any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after having been given notice of any such violation and giving effect to any applicable cure period set forth therein), as determined by the Board (excluding you) in good faith.  In such event, you will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the RSUs, or the sale of Shares acquired in respect of the RSUs, and must promptly repay such amounts to the Company.

9.           Retention Rights.  This Agreement does not give you the right to serve as a member of the Board or be retained by the Company or its Affiliates in any other capacity. The Company and its Affiliates reserve the right to terminate your employment or service at any time and for any reason subject to the terms of your employment agreement.

10.         Tax Disclaimer.  You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with the grant and vesting of your RSUs. The tax rules governing RSUs are complex, change frequently and depend on the individual taxpayer’s situation.

By accepting this grant of RSUs, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the RSUs will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THESE RSUS.

11.         The Plan and Other Agreements.  The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan. This Agreement (including any attachments and, where applicable, references to the Employment Agreement) and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant of RSUs are superseded. To the extent the terms of this Agreement conflict with the terms of the Plan, the terms of this Agreement shall prevail.

12.         Miscellaneous Provisions.

(a)         You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of RSUs does not in any way create any contractual or other right to receive additional grants of RSUs (or benefits in lieu of RSUs) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when RSUs will be granted, the number of Shares offered, and the vesting schedule, will be at the sole discretion of the Company.

(b)         You understand and acknowledge that participation in the Plan ceases upon termination of your service to the Company for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

13.         Applicable Law.  This Agreement will be interpreted and enforced under the laws of the State of Texas (without regard to their choice of law provisions).

*          *          *

By clicking “Agree” below, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Agreement and the Plan document; (b) you understand and agree that the Plan and the Agreement, including any attachments, constitute the entire understanding between you and the Company regarding this award of RSUs, and that any prior agreements, commitments or negotiations concerning this grant of RSUs are replaced and superseded; (c) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this grant of RSUs prior to accepting this Agreement and that you have either consulted such counsel or voluntarily declined to consult such counsel and (d) any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the RSUs will be the responsibility of, and will be borne entirely by, you.

In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery. You agree that you have received notice that delivery of the Agreement, prospectus, prospectus updates, annual reports of the Company, and any other documents that the Company is required or desires to deliver to you as a result of your participation in the 2018 Omnibus Stock Incentive Plan, or any other equity or incentive plans maintained or adopted by the Company in the future (the “Incentive Plans”) will be made electronically through the Administrator’s website or via the most recent email account that the Company has on file for you at the time of the document distribution. If documents are posted to the Administrator’s website rather than emailed directly to you, then the Company or the Administrator will send you an email notifying you that a document or documents have been posted and instruction on how to access those documents. You understand that in order to view these documents you will need a connection to the internet, you will need to log into your email and/or the Administrator’s intranet page, and you will need to have internet web browsing software and software that can process PDF documents, such as Adobe Reader, installed on the computer you are using in order to view the documents being delivered to you. These programs and an internet connection are available on your workplace computer. If you are attempting to access these documents from your home computer and you do not have access to this software, the Company will provide you with free software and technical assistance in order to access the documents. The only cost to you of viewing the documents electronically should be any charges you may incur for connection to the internet, to the extent you do not access the documents from your work computer and you do not have access to a free internet connection outside of work. This consent shall be effective for the entire time that you are a participant in the Incentive Plans.

PACIFIC DRILLING S.A.

/s/ Bernie G. Wolford Jr.

Title: CEO